Exhibit 3.9

OPERATING AGREEMENT
OF
TOPS GIFT CARD COMPANY, LLC

This Operating Agreement (the “Agreement”) of Tops Gift Card Company, LLC (the “Company”) is entered into as of the 3rd day of October, 2008, by Tops Markets, LLC, the sole member of the Company (the “Member”).

The Member has formed a limited liability company pursuant to and in accordance with the Virginia Limited Liability Company Law (as amended from time to time, the “Act”), and hereby agrees as follows:

1.                                       Name.  The name of the Company shall be “Tops Gift Card Company, LLC”.

2.                                       Purposes.  The Company shall be formed for the object and purposes of, and the nature of the business to be conducted and promoted by the Company shall be, (i) to provide gift cards, gift checks, gift certificates, and similar items that are redeemable for merchandise and providing certain related services, and (ii) to engage in any other lawful act or activity for which limited liability companies may be formed under the Act and engaging in any and all activities necessary or incidental to the foregoing.

3.                                       Principal Office.  The principal office of the Company shall be located at such place as may be designated by the Member.  The Company may have such additional place or places of business as the Member may from time to time deem advisable.

4.                                       Term.  The Company shall continue indefinitely, unless sooner dissolved in accordance with the terms of this Agreement or the laws of the Commonwealth of Virginia.

5.                                       Powers of the Company.  The Company shall have the power and authority to take any and all actions necessary, appropriate, advisable, convenient or incidental to or for the furtherance of the purposes set forth in Section 2.  If permitted by applicable law, the Company may merge with, or consolidate into, another limited liability company or other business entity or firm upon the approval of the Board of Directors.

6.                                       Member.  The sole member of the Company is Tops Markets, LLC, a New York limited liability company with a principal business address of P.O. Box 1027, Buffalo, New York 14240, which is located in the County of Erie, New York.

(a)                                  Powers of the Member.  The Member shall have the power to exercise any and all rights and powers granted to the Member pursuant to this Agreement.

(b)                                 Liability of the Member.  The Member shall have no liability for and shall not be personally held accountable for any of the debts, losses, claims, judgments or any of the liabilities of the Company beyond the Member’s contributions to the capital of the Company, except as provided by applicable law.

(c)                                  Indemnity of Member.  The Company shall, to the fullest extent permitted by law, indemnify and hold harmless, and advance expenses to, the Member, from and against any and all claims and demands whatsoever.

(d)                                 Limit of Member’s Liability.  The Member shall not have any liability for the obligations or liabilities of the Company except to the extent provided in the Act.

7.                                       Management.

(a)                                  Management by Directors.  The management of the Company’s business shall be vested in a Board of Directors designated by and subject to the ultimate direction of the Member.  The initial Directors shall be Francis Curci, Kevin Darrington, David Prisaznuk, and Geoffrey Strong.  The Board of Directors shall be the “managers” of the Company as such term is defined in the Act.

(b)                                 Powers of Directors; Tax Matters Member.

(i)                                     Subject to the terms of this Agreement, the property, business, and affairs of the Company will be managed, and the conduct of its business will be controlled by, the Board of Directors.  Without limiting the generality of the foregoing, the Board of Directors shall have the following powers and the Board of Directors is authorized on behalf of the Company to do or cause to be done the following:

(A)                              to supervise the property, business and affairs of the Company and hire, on behalf of the Company, such professionals or other experts as may be necessary or desirable in connection therewith;

(B)                                to make any and all filings on behalf of the Company and its Member as they shall deem necessary, including, without limitation, filings of articles or certificates with the Commonwealth of Virginia and the filing of such documents, forms and requests for exemption as may be required pursuant to federal and state securities law;

(C)                                to make such filings with governmental and other authorities and to take any and all other actions as may be necessary to maintain the limited liability of the member(s) of the Company;

(D)                               to establish and maintain book accounts, including savings accounts and demand deposit accounts, and cash management accounts; and

(E)                                 to do generally all things in connection with any of the foregoing, generally manage, oversee and administer the property, business, and affairs of the Company and execute all documents on behalf of the Company in connection therewith, and sign or accept all checks, notes and drafts on the Company’s behalf and, except as expressly restricted herein, pay as Company expenses all costs or expenses connected with the operation or management of the Company.

(ii)                                  The Member shall be the tax matters member of the Company.

(c)                                  Directors as Agents.

(i)                                     The members of the Board of Directors shall be agents of the Company for the purpose of its business, and the acts of the Board of Directors, including the execution in the name of the Company of any instrument, for apparently carrying on in the usual way the business of the Company, shall bind the Company, unless (i) the Director acting has in fact no authority to act for the Company in the particular matter and (ii) the person with whom any Director is dealing has knowledge of the fact that such Director has no such authority.  An act of the Board of Directors that is not apparently for the carrying on of the business of the Company in the usual way shall not bind the Company unless authorized in fact by the Company in the particular matter.  No act of a Director or other agent of the Company in contravention of a restriction on authority shall bind the Company to persons having knowledge of such restriction.

(ii)                                  The Member, solely by reason of being a member, shall not be an agent of the Company for the purpose of its business except to the extent that authority has been expressly delegated to the Member in writing by the Directors or by the provisions in this Agreement.

(d)                                 Duties of Directors.

(i)                                     Each Director shall perform his or her duties in good faith and with that degree of care that an ordinarily prudent person in a like position would use under similar circumstances.  In performing his or her duties, each Director shall be entitled to rely on information, opinions, reports or statements, including financial statements and other financial data, in each case prepared or presented by:  (i) one or more agents or employees of the Company, or (ii) counsel, accountants or other persons as to matters that such Director believes to be within such person’s professional or expert competence, provided such Director has no knowledge concerning the matter in question that would cause such reliance to be unwarranted.  A person who so performs his or her duties in accordance with this section shall have no liability by reason of being or having been a Director of the Company.

(ii)                                  This Section 7(d) will not eliminate or limit the liability of a Director if a judgment or other final adjudication adverse to him or her establishes that his or her acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that he or she personally gained in fact a financial profit or advantage to which he or she was not legally entitled or that with respect to a distribution his or her acts were not performed in accordance with this Agreement or the Act.

(e)                                  Terms of Directors.  Each Director shall hold office and have the terms and responsibilities accorded to him or her by the terms hereof until resignation or removal by the Member.

(f)                                    Election of Directors.  The Member shall elect or designate any Directors of the Company.  Any Director of the Company may be removed or replaced with or without cause by the Member at any time.

(g)                                 Action by Directors.  The Board of Directors shall manage the Company by the affirmative vote of a majority of the Board of Directors.  Any action required or permitted to be taken by the Board of Directors may be taken without a vote if all of the Directors consent thereto in writing and such writing is filed with the records of the Company.  The members of the Board of Directors may participate in a meeting by means of conference telephone or similar communications equipment by means of which all members participating in the meeting hear each other.  Such participation shall constitute presence in person at such meeting.

(h)                                 Resignation of Directors.  A Director may resign at any time by giving written notice to the Company.  However, if such resignation violates any provision of any contractual agreement between such Director and the Company, the Company may recover from such Director damages for such breach as provided or by contract or law.  The election of a Director shall not of itself create contract rights in favor of any such party.

(i)                                     Vacancies.  Vacancies occurring among the Directors shall be filled by the vote or designation of the Member.

(j)                                     Fees.  The Company may, but shall not be obligated to, pay the Directors, or any accountants, agent, attorney, consultant or advisors to the Company, fees in compensation for services rendered to the Company.  The obligations of the Directors to be performed under this Agreement will not be affected by a failure of the Company to pay fees under this Section 7(j).

(k)                                  Reimbursement.  The Company shall reimburse the Directors for all ordinary and necessary out-of-pocket expenses incurred by them on behalf of the Company in accordance with such policies as the Company may adopt from time to time.  The obligations of the Directors to be performed under this Agreement will not be affected by any failure of the Company to reimburse expenses under this Section 7(k).

(l)                                     Interested Directors.

(i)                                     No contract or other transaction between the Company and one or more of the Directors or between the Company and any other limited liability company or other business entity in which one or more of the Directors are managers, directors or officers, or have a substantial financial interest, shall be either void or voidable for this reason alone or by reason alone that such Director or Directors were present at the meeting of the Board of Directors which approved such contract or transaction, or that his, her or their votes were counted for such purposes, (i) if the material facts as to such Director’s interest in such contract or transaction and as to any such common directorship, officership or financial interest are disclosed in good faith or known to the other Directors, and the Board of Directors approve such contract or transaction by a vote sufficient for such purpose without counting the vote of such interested Director or, if the votes of the disinterested Board of Directors are insufficient to constitute an act of the

Directors pursuant to the terms hereof, by unanimous vote of the disinterested Directors; or (ii) if the material facts as to such Director’s interest in such contract or transaction and as to any such common directorship, officership or financial interest are disclosed in good faith or known to the Members entitled to vote thereon, and such contract or transaction is approved by the vote of such Members.

(ii)                                  Common or interested Directors may be counted in determining the presences of a quorum at a meeting of the Board of Directors that approves any such contract or transaction.

(m)                               Officers.

(i)                                     The Board of Directors may appoint officers from time to time, including a Chief Executive Officer, President, Secretary, Treasurer and may appoint one or more Vice Presidents (which may include one or more Executive Vice Presidents or Senior Vice Presidents), Assistant Secretaries, Assistant Treasurers, Controller or Assistant Controller and such other directors and agents as it shall deem necessary, and may define their powers and duties.  Any number of offices may be held by the same person.

(ii)                                  Each Officer shall hold office until his or her successors are chosen and qualify.

(iii)                               Any Officer may be removed, either with or without cause, at any time, by the Board of Directors.

(iv)                              Any Officer may resign at any time by giving written notice to the Board of Directors or the Secretary.  Such resignation shall take effect at the time specified therein, and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

(v)                                 If the office of any Officer becomes vacant by reason of death, resignation, retirement, disqualification, removal from office or otherwise, the Board of Directors may choose a successor, who shall hold office for the unexpired term in respect of which such vacancy occurred.

(vi)                              The initial President shall be Francis Curci.  The Chief Executive Officer or President of the Company shall exercise the powers and perform the duties usual to the chief executive officer and, subject to the control of the Board of Directors, shall have general management and control of the affairs and business of the Company; shall appoint and discharge employees and agents of the Company (other than Directors appointed by the Member) and fix their compensation; and he/she shall see that all orders and resolutions of the Member are carried into effect; shall have the power to execute bonds, mortgages, and other contracts, agreements, and instruments of the Company; and shall do and perform such other duties as from time to time may be fixed by the Member.

(vii)                           The Vice President or Vice Presidents shall do and perform such other duties as the Board of Directors or President shall direct and, subject to the control of the Board of Directors, shall, in the absence or disability of the President, exercise all of the powers and duties of the President to the extent specified by the Board of Directors.  Any Vice President shall have the power to execute bonds, notes, mortgages, and other contracts, agreements, and instruments of the Company.

(viii)                        The initial Secretary shall be Kevin Darrington.  The Secretary shall perform such duties as maybe prescribed by the Board of Directors from time to time.  The Secretary shall have and be the custodian of the books, records, and papers of the Company (other than financial) and shall see that all books, reports, statements, certificates, and other documents and records required by law are properly kept and filed.

(ix)                                The initial Treasurer shall be David Prisaznuk.  The Treasurer shall have the custody of the Company funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Company and shall deposit all moneys and other valuable effects in the name and to the credit of the Company, in such depositories as may be designated by the Board of Directors or the Member.  He or she shall disburse the funds of the Company as may be ordered by the Member or the Board of Directors, taking proper vouchers for such disbursements, and shall render to the Member or Board of Directors whenever they may require it, an. account of all his transactions as Treasurer and of the financial condition of the Company.

(x)                                   The Officers of the Company shall be agents of the Company for the purpose of its business including, as appropriate, the execution in the name of the Company of any instrument for apparently carrying on the business of the Company in the ordinary course or for what they may be authorized by the Board of Directors.

8.                                       Indemnification.  To the fullest extent permitted by law, the Company shall indemnify and hold harmless each Director and Officer from and against any and all losses, claims, damages, liabilities or expenses of whatever nature, as incurred, arising out of or relating to the fact that such party was or is a Director or Officer of the Company.  Notwithstanding the foregoing, no indemnification may be made to or on behalf of a Director or Officer if a judgment or other final adjudication adverse to such Director establishes (a) that his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or (b) that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled.

9.                                       Reliance by Third Parties.  Any person or entity dealing with the Company or the Member may rely upon a certificate signed by a Director or Officer as to:

(a)                                  the identity of a Director or Officer;

(b)                                 the existence or non-existence of any fact or facts which constitute a condition precedent to acts by a Director or Officer or are in any other manner germane to the affairs of the Company;

(c)                                  the persons who or entities which are authorized to execute and deliver any instrument or document of or on behalf of the Company; or

(d)                                 any act or Failure to act by the Company or as to any other matter whatsoever involving the Company or a Director or Officer.

10.                                 Capital Contributions; UCC Article 8 Election.

(a)                                  Initial Capital Contribution.  In consideration for the interests in the LLC provided pursuant to this Agreement (the “Interests”), the Member has initially contributed $500.00 cash to the capital of the Company and owns one hundred percent (100%) of the Interests in the Company.

(b)                                 Additional Capital Contributions.  The Member may make additional capital contributions to the Company as it sees fit in its sole discretion, but it shall not be required to make additional capital contributions to the Company.

(c)                                  UCC Article 8 Election.  The Company hereby irrevocably elects that all Interests shall be securities governed by Article 8 of the Uniform Commercial Code as in effect on the date hereof in the Commonwealth of Virginia and as in effect in any other jurisdiction and also as in effect in any other applicable jurisdiction that presently or hereafter has a law that is substantially similar to such Article 8.  The Member shall be issued a certificate or certificates to evidence its Interests in the Company (each, an “Interest Certificate”).  All Interest Certificates shall be signed in the name of the Company by the officer certifying the Interests owned by the Member.  Any or all of the signatures on an Interest Certificate may be by facsimile signature.  In the event any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon an Interest Certificate shall have ceased to be such officer, transfer agent or registrar before such Interest Certificate is issued, it may be issued, by the Company with the same effect as if such person were an officer, transfer agent or registrar at the date of issue.

11.                                 Dissolution.  The Company shall dissolve, and its affairs shall be wound up upon the first to occur of the following:  (a) the written consent of the Member, (b) the bankruptcy, dissolution, expulsion, or withdrawal of the Member or the occurrence of any other event which terminates the continued membership of the Member in the Company, or (c) any event that requires the dissolution of the Company under the Act.

12.                                 Allocation of Profits and Losses.  The Company’s profits and losses shall be allocated to the Member.

13.                                 Distributions.  Distributions shall be made to the Member at the times and in the aggregate amounts determined by the Board of Directors.

14.                                 Assignment.  The Member may assign in whole or in part its Interests.

15.                                 Admission of Additional Members.  One or more additional members of the Company may be admitted to the Company with the consent of the Member.  Prior to the admission of any such additional member(s) of the Company, the Member shall amend this Agreement to make such changes as the Member shall determine to reflect the fact that the Company shall have more than one member.

16.                                 Outside Business.  The Member may, directly or indirectly, engage in or posses an interest in other business ventures of any nature or description, independently or with others, similar or dissimilar to the business of the Company.  The Company and the Member shall have no rights by virtue of this Agreement in and to such independent ventures or the income or profits derived therefrom.  The pursuit of any such venture, even if competitive with the business of the Company, shall not be deemed wrongful or improper.  The Member shall not be obligated to present any particular investment opportunity to the Company even if such opportunity is of a character that, if presented to the Company, could be taken by the Company, and the Member shall have the right to take for its own account (individually or as a partner, shareholder, fiduciary or otherwise) or to recommend to others any such particular investment opportunity.

17.                                 Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.  If any provision of this Agreement, or the application thereof to any person or entity or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons, entities or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

18.                                 Entire Agreement.  This Agreement contains the entire understanding between the parties and supersedes any prior understandings and agreements between them concerning the within subject matter.  There are no other representations, agreements, arrangements or understandings, oral or written, between the parties relating to the subject matter of this Agreement.

19.                                 Captions and Operative Language.  Words of gender used in this Agreement shall be interpreted to include the other gender, and words in the singular number shall be interpreted to include the plural (and vice versa), when the sense so requires.  The captions to each Article are inserted only as a matter of convenience and for reference purposes and in no way define, limit or describe the scope or intent of this Agreement.

20.                                 Governing Law.  This Agreement shall be governed by, and construed under, the laws of the Commonwealth of Virginia, without regard to the rules of conflict of laws thereof.

IN WITNESS WHEREOF, the undersigned sole member has duly executed this Operating Agreement as of the day and year first written above.

TOPS MARKETS, LLC

By:	/s/ Francis Curci
Name: Francis Curci
Title: Chief Executive Officer